Exhibit 99.1

Granite to Acquire Kenny Construction Company

WATSONVILLE, Calif.--(BUSINESS WIRE)--December 28, 2012--Granite Construction Incorporated (NYSE: GVA) announced today that it has signed a definitive agreement to acquire Kenny Construction Company (“Kenny”), a national contractor and construction manager specializing in the power, tunnel, water and civil markets, for $130 million.

Founded in 1927, Kenny is a privately-owned, Northbrook, Illinois-based company with approximately 425 employees. Kenny offers a comprehensive range of services related to power transmission and distribution, construction management, tunnels, trenchless and underground utilities and heavy-civil infrastructure. Kenny’s revenues are projected to be $270 million for 2012 with approximately 50% of revenues associated with the power sector, 20% associated with tunneling-related work and 30% coming from water/underground and other heavy/civil related work. As of December 31, 2012, Kenny’s backlog is projected to be approximately $390 million.

“This acquisition is an important milestone for Granite as we continue to execute on our strategic plan to diversify, strengthen and grow our business,” said James H. Roberts, Granite’s president and chief executive officer. “The addition of Kenny’s expertise in the power, tunnel and underground markets will significantly expand our presence in these key areas as well as enable us to leverage our capabilities and geographic footprint to take advantage of opportunities across the country.”

Transaction

Under the terms of the definitive agreement, Granite will pay the purchase price of $130 million in cash at closing in exchange for 100% of the outstanding shares of Kenny. The purchase price is subject to adjustment for certain items, including any outstanding Kenny indebtedness. Granite will receive a tax “step up” in the assets of Kenny and its subsidiaries that is expected to provide future tax benefits to Granite. These benefits imply an effective purchase price of 5.0x Kenny’s projected 2012 EBITDA.

Granite intends to finance the transaction through a combination of cash and available borrowings under its existing revolving credit facility. The transaction has been closed in escrow and will become effective on December 31, 2012. One-time costs related to the acquisition of Kenny are estimated to be approximately $5 million and will be recorded in the fourth quarter 2012.

Including integration costs and the impact of intangible amortization, the transaction is expected to be break-even to Granite’s 2013 earnings per share. Excluding intangible asset amortization, the transaction would be immediately accretive. These projections are based on preliminary estimates of the allocation of purchase price intangible assets. The final allocation will be determined after closing.

BofA Merrill Lynch is acting as financial advisor to Granite in connection with the transaction. FMI Corporation is acting as financial advisor to Kenny.

Conference Call

Granite will conduct a conference call today, December 28, 2012 at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the transaction. Access to a live audio webcast and slide presentation is available at http://investor.graniteconstruction.com. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 85325388. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through January 3, 2013 by calling (855) 859-2056. The conference ID for the replay is also 85325388.

About Granite

Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company has been recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the third year in a row. For more information, please visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K under “Item 1A. Risk Factors” and Quarterly Reports on Form 10-Q under “Part II, Item 1A. Risk Factors.”

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741